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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS

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
                                                             First Hawaiian, Inc. and Subsidiaries
                                                 Computation of Consolidated Ratios of Earnings to Fixed Charges


                                                         QUARTER ENDED                    SIX MONTHS ENDED
                                                           JUNE 30,                           JUNE 30,
                                                  ---------------------------        ---------------------------
                                                     1996             1995              1996            1995
                                                  -----------      ----------        ----------       ----------
                                                                       (dollars in thousands)
Income before income taxes                        $    32,331      $   29,441        $   61,591       $   58,492
                                                  -----------      ----------        ----------       ----------


Fixed charges:(1)
   Interest expense                                    60,548          70,228           120,307          136,069
   Rental expense                                       1,174           1,295             2,376            2,506
                                                  -----------      ----------        ----------       ----------
                                                       61,722          71,523           122,683          138,575
Less interest on deposits                              42,955          45,956            85,004           88,105
                                                  -----------      ----------        ----------       ----------

   Net fixed charges                                   18,767          25,567            37,679           50,470
                                                  -----------      ----------        ----------       ----------

   Earnings, excluding
       interest on deposits                       $    51,098      $   55,008        $   99,270       $  108,962
                                                  ===========      ==========        ==========       ==========

   Earnings, including
       interest on deposits                       $    94,053      $  100,964        $  184,274       $  197,067
                                                  ===========      ==========        ==========       ==========

Ratio of earnings to
   fixed charges:

   Excluding interest on deposits                        2.72X           2.15x             2.63X            2.16x

   Including interest on deposits                        1.52X           1.41x             1.50X            1.42x
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(1)    For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges.  Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.  Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third)
       deemed representative of the interest factor.